UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2015

ENVISION SOLAR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53204	26-1342810
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9270 Trade Place, San Diego, CA	92126
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 799-4583

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5.  CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 24, 2015, Mr. Robert Noble resigned as a director of Envision Solar International, Inc., a Nevada corporation (the "Company").  Mr. Noble is the holder of that certain secured convertible promissory note, dated June 30, 2015, in the principal amount of $600,000 with accrued but unpaid interest of approximately $126,032.91 (the "Note").  In connection with the resignation, the Company agreed to make a payment in the amount of $100,000 (the "Payment") to Mr. Noble on the Note. The Payment was made on December 24, 2015 and the Company accepted Mr. Noble's resignation as a director of the Company effective on December 24, 2015.  The Company and Mr. Noble also agreed to extend the maturity date of the Note to March 31, 2016, or longer if agreed in writing by both parties.  Mr. Noble has also agreed not to exercise any conversion rights on any derivative securities held by him at any time until the earlier of (i) September 30, 2016 or (ii) the recording of an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of its common and preferred stock.  The Company and Mr. Noble expect to enter into an updated definitive agreement covering the Note and related issues in the near future.  A copy of Noble's resignation is attached to this Report as Exhibit 99.1.

SECTION 9. FINANCIAL STATEMENTS, PRO FORMA FINANCIALS & EXHIBITS

99.1     Resignation Letter of Robert Noble.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVISION SOLAR INTERNATIONAL, INC.

Dated: December 31, 2015

By: /s/ Desmond Wheatley

Desmond Wheatley, Chief Executive Officer